UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

THE NEW YORK TIMES COMPANY.

Name of Issuer

CLASS A COMMON STOCK

(Title of Class of Securities)

650111107

(CUSIP Number)

DECEMBER 26, 2008

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ _ ] Rule 13d-1(b)

[ x ] Rule 13d-1(c)

[ _ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

SCHEDULE 13G

CUSIP No.: 650111107	Page 2 of 15 Pages

1			NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Emigrant Portfolio Management Company, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH*	5	SOLE VOTING POWER:	4,091,400

	6	SHARED VOTING POWER:	0

	7	SOLE DISPOSITIVE POWER:	4,091,400

	8	SHARED DISPOSITIVE POWER:	0

9			AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

4,091,400*

10			CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

2.9%

12	TYPE OF REPORTING PERSON:

CO

*See Item 7.

SCHEDULE 13G

CUSIP No.: 650111107	Page 3 of 15 Pages

1			NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

Emigrant Bank

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:		(a) [X ]
(b) [xx]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH*	5	SOLE VOTING POWER:	6,700,000

	6	SHARED VOTING POWER:	0

	7	SOLE DISPOSITIVE POWER:	6,700,000

	8	SHARED DISPOSITIVE POWER:	0

9			AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

6,700,000*

10			CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.7%

12	TYPE OF REPORTING PERSON*

BK

*See Item 7.

SCHEDULE 13G

CUSIP No.: 650111107	Page 4 of 15 Pages

1			NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

Emigrant Bancorp, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) [X ]
(b) [ x]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH*	5	SOLE VOTING POWER:	6,700,000

	6	SHARED VOTING POWER:	0

	7	SOLE DISPOSITIVE POWER:	6,700,000

	8	SHARED DISPOSITIVE POWER:	0

9			AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON:

6,700,000*

10			CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.7%

12	TYPE OF REPORTING PERSON*

HC

*See Item 7.

SCHEDULE 13G

CUSIP No.: 650111107	Page 5 of 15 Pages

1			NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

New York Private Bank & Trust Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:		(a) [X ]
(b) [x]

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH*	5	SOLE VOTING POWER:	6,700,000

	6	SHARED VOTING POWER:	0

	7	SOLE DISPOSITIVE POWER:	6,700,000

	8	SHARED DISPOSITIVE POWER:	0

9			AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON:

6,700,000*

10			CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.7%

12	TYPE OF REPORTING PERSON*

HC

*See Item 7.

SCHEDULE 13G

CUSIP No.: 650111107	Page 6 of 15 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

Paul Milstein Revocable 1998 Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) [X ]
(b) [x]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH*	5	SOLE VOTING POWER:	6,700,000

	6	SHARED VOTING POWER:	0

	7	SOLE DISPOSITIVE POWER:	6,700,000

	8	SHARED DISPOSITIVE POWER:	0

9	AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON:

6,700,000*

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

4.7%

12	TYPE OF REPORTING PERSON:

OO

*See Item 7.

SCHEDULE 13G

CUSIP No.: 650111107	Page 7 of 15 Pages

1			NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

Builtland Partners LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) [X ]
(b) [x]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	2,000,000

	6	SHARED VOTING POWER	0

	7	SOLE DISPOSITIVE POWER	2,000,000

	8	SHARED DISPOSITIVE POWER	0

9			AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON:

2,000,000 shares of Common Stock

10			CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.4%

12	TYPE OF REPORTING PERSON:

OO

SCHEDULE 13G

CUSIP No.: 650111107	Page 8 of 15 Pages

1			NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

PM Partners

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) [X ]
(b) [x]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	2,000,000

	6	SHARED VOTING POWER	0

	7	SOLE DISPOSITIVE POWER	2,000,000

	8	SHARED DISPOSITIVE POWER	0

9			AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON:

2,000,000 shares of Common Stock

10			CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
[X ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.4%

12	TYPE OF REPORTING PERSON:

PN

SCHEDULE 13G

CUSIP No.: 650111107	Page 9 of 15 Pages

ITEM 1(a)	NAME OF ISSUER:	The New York Times Company

ITEM 1(b)	ADDRESS OF ISSUER’S PRINICIPAL EXECUTIVE OFFICES:

The New York Times Company 620 Eighth Avenue New York, NY 10018

ITEM 2(a)	NAME OF PERSON FILING: This statement is filed by:

(i) Emigrant Portfolio Management Company, LLC (“EPM”) with respect to shares owned by it.

(ii) Emigrant Bank (“EB”) with respect to shares owned by EPM and shares owned by it.

(iii) Emigrant Bancorp, Inc. (“EBI”) with respect to shares owned by EPM and EB.

(iv) New York Private Bank & Trust Corporation (“NYPBTC”) with respect to shares owned by EPM and EB.

(v) Paul Milstein Revocable 1998 Trust (the “Trust”) with respect to shares owned by EPM and EB.

(vi) Builtland Partners LLC (“BP”) with respect to shares owned by it.

(vii) PM Partners (“PMP”) with respect to shares owned by BP.

The foregoing persons are hereinafter sometimes referred to collectively as the “Reporting Persons.”

ITEM 2(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

The address of the principal business office of EPM, EB, EBI, NYPBTC and the Trust is
5 East 42nd Street, New York NY 10017. The address of the principal business office of BP and PMP is 335 Madison Avenue, Suite 1500, New York, NY 10017.

ITEM 2(c)	CITIZENSHIP:

EPM is a limited liability company organized under the laws of the State of New York, EB is a New York savings bank, EBI is a corporation organized under the laws of the State of Delaware, NYPBTC is a corporation organized under the laws of the State of Delaware, the Trust is a trust formed under the laws of New York, BP is a limited liability company organized under the laws of the State of Delaware and PMP is a partnership organized under the laws of the State of New York.

ITEM 2(d)	TITLE OF CLASS OF SECURITIES: Class A Common Stock (“Common Stock”).

ITEM 2(e)	CUSIP NUMBER: 650111107

ITEM 3	IF THIS STATEMENT IS FILED PURSUANT TO §§ 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE FILING PERSON IS:

Not applicable

SCHEDULE 13G

CUSIP No.: 650111107	Page 10 of 15 Pages

ITEM 4	OWNERSHIP:

Note that references to percentage ownerships of Common Stock in this Schedule 13G are based upon the 142,966,008 shares of Class A Common Stock stated to be outstanding by the Issuer as of October 31, 2008 in its Quarterly Report on Form 10-Q for the quarter ended September 28, 2008.  Ownership by all Reporting Persons other than BP and PMP reflects shares acquired prior to December 26, 2008, which in the aggregate did not exceed 5% of the outstanding shares of the Issuer.  Ownership by BP and PMP reflects shares acquired commencing December 26, 2008 and ending January 5, 2009.

(i) Emigrant Portfolio Management Company, LLC

(a) Amount beneficially owned: 4,091,400 shares of Class A Common Stock

(b) Percent of class: 2.9%

(c) Number of shares as to which the person has:

(i) Sole power to vote or direct the vote: 4,091,400 shares of Common Stock

(ii) Shared power to vote or to direct the vote: 0 shares of Common Stock

(iii) Sole power to dispose or direct the disposition of: 4,091,400 shares of Common Stock

(iv) Shared power to dispose or direct the disposition: 0 shares of Common Stock

(ii) Emigrant Bank

(a) Amount beneficially owned: 2,608,600 shares of Common Stock owned directly by EB and 4,091,400 shares owned by EPM, a limited liability company of which it is the sole member.

(b) Percent of class: 4.7%

(c) Number of shares as to which the person has:

(i) Sole power to vote or direct the vote: 6,700,000 shares of Common Stock

(ii) Shared power to vote or to direct the vote: 0 shares of Common Stock

(iii) Sole power to dispose or direct the disposition of: 6,700,000 shares of Common Stock

(iv) Shared power to dispose or direct the disposition: 0 shares of Common Stock

(iii) Emigrant Bancorp, Inc.

(a) Amount beneficially owned: 6,700,000 shares of Common Stock owned directly by EPM and EB.

(b) Percent of class: 4.7%

(c) Number of shares as to which the person has:

SCHEDULE 13G

CUSIP No.: 650111107	Page 11 of 15 Pages

(i) Sole power to vote or direct the vote: 6,700,000 shares of Common Stock

(ii) Shared power to vote or to direct the vote: 0 shares of Common Stock

(iii) Sole power to dispose or direct the disposition of: 6,700,000 shares of Common Stock

(iv) Shared power to dispose or direct the disposition: 0 shares of Common Stock

(iv) New York Private Bank & Trust Corporation

(a) Amount beneficially owned: 2,608,600 shares of Common Stock owned directly by EB and 4,091,400 shares owned by EPM, a limited liability company of which it is the sole member.

(b) Percent of class: 4.7%

(c) Number of shares as to which the person has:

(i) Sole power to vote or direct the vote: 6,700,000 shares of Common Stock

(ii) Shared power to vote or to direct the vote: 0 shares of Common Stock

(iii) Sole power to dispose or direct the disposition of: 6,700,000 shares of Common Stock

(iv) Shared power to dispose or direct the disposition: 0 shares of Common Stock

(v) Paul Milstein Revocable 1998 Trust

(a) Amount beneficially owned: 2,608,600 shares of Common Stock owned directly by EB and 4,091,400 shares owned by EPM, a limited liability company of which it is the sole member.

(b) Percent of class: 4.7%

(c) Number of shares as to which the person has:

(i) Sole power to vote or direct the vote: 6,700,000 shares of Common Stock

(ii) Shared power to vote or to direct the vote: 0 shares of Common Stock

(iii) Sole power to dispose or direct the disposition of: 6,700,000 shares of Common Stock

(iv) Shared power to dispose or direct the disposition: 0 shares of Common Stock

(vi) Builtland Partners LLP

(a) Amount beneficially owned: 2,000,000 shares of Common Stock.

(b) Percent of class: 1.4%

SCHEDULE 13G

CUSIP No.: 650111107	Page 12 of 15 Pages

(c) Number of shares as to which the person has:

(i) Sole power to vote or direct the vote: 2,000,000 shares of Common Stock

(ii) Shared power to vote or direct the vote: 0 shares of Common Stock

(iii) Sole power to dispose or direct the disposition of: 2,000,000 shares of Common Stock.

(iv) Shared power to dispose or direct the disposition of: 0 shares of Common Stock

(vii) PM Partners

(a) Amount beneficially owned: 2,000,000 shares of Common Stock.

(b) Percent of class: 1.4%

(c) Number of shares as to which the person has:

(i) Sole power to vote or direct the vote: 2,000,000 shares of Common Stock

(ii) Shared power to vote or direct the vote: 0 shares of Common Stock

(iii) Sole power to dispose or direct the disposition of: 2,000,000 shares of Common Stock.

(iv) Shared power to dispose or direct the disposition of: 0 shares of Common Stock

ITEM 5	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable.

ITEM 6	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

ITEM 7	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

EPM is a wholly-owned subsidiary of EB, which is a wholly-owned subsidiary of EBI, which is a wholly-owned subsidiary of NYPBTC. The Trust owns 100% of the voting stock of NYPBTC. EB, EBI, NYPBTC and the Trust may be deemed to be the beneficial owners of the shares of Common Stock owned by EPM and EB.

PMP is the sole member of BP.

Howard Milstein is a trustee of the Trust and the managing partner of PMP.

ITEM 8	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

The Reporting Persons may be deemed to be members of a group although they disclaim such membership.

ITEM 9	NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10	CERTIFICATIONS.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SCHEDULE 13G

CUSIP No.: 650111107	Page 13 of 15 Pages

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

January 5, 2009

EMIGRANT PORTFOLIO MANAGEMENT COMPANY, LLC

By:		EMIGRANT BANK

	By:	/s/ John Hart
Name: John Hart Title: Vice Chairman

EMIGRANT BANK

By:		/s/ John Hart
Name: John Hart Title: Vice Chairman

EMIGRANT BANCORP, INC.

By:		/s/ John Hart
Name: John Hart Title: Vice Chairman

NEW YORK PRIVATE BANK & TRUST CORPORATION

By:		/s/ Howard P. Milstein
Name: Howard P. Milstein Title: President and Chief Executive Officer

PAUL MILSTEIN REVOCABLE 1998 TRUST

By:		/s/ Howard P. Milstein
Name: Howard P. Milstein Title: Trustee

BUILTLAND PARTNERS LLC

By:		PM PARTNERS

	By:	/s/ Howard P. Milstein
Name: Howard P. Milstein Title: Trustee

PM PARTNERS

By:		/s/ Howard P. Milstein
Name: Howard P. Milstein Title: Managing Partner

SCHEDULE 13G

CUSIP No.: 650111107	Page 14 of 15 Pages

EXHIBIT INDEX

Exhibit Number	Exhibit

1.	Joint Filing Agreement, dated January 5, 2009, by and among the Reporting Persons.

SCHEDULE 13G

CUSIP No.: 650111107	Page 15 of 15 Pages

EXHIBIT 1 - JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G filed herewith with respect to the shares of Class A Common Stock of The New York Times Company (and any amendments thereto) is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.

January 5, 2009

EMIGRANT PORTFOLIO MANAGEMENT COMPANY, LLC

By:		EMIGRANT BANK

	By:	/s/ John Hart
Name: John Hart Title: Vice Chairman

EMIGRANT BANK

By:		/s/ John Hart
Name: John Hart Title: Vice Chairman

EMIGRANT BANCORP, INC.

By:		/s/ John Hart
Name: John Hart Title: Vice Chairman

NEW YORK PRIVATE BANK & TRUST CORPORATION

By:		/s/ Howard P. Milstein
Name: Howard P. Milstein Title: President and Chief Executive Officer

PAUL MILSTEIN REVOCABLE 1998 TRUST

By:		/s/ Howard P. Milstein
Name: Howard P. Milstein Title: Trustee

BUILTLAND PARTNERS LLC

By:		PM PARTNERS

	By:	/s/ Howard P. Milstein
Name: Howard P. Milstein Title: Trustee

PM PARTNERS

By:		/s/ Howard P. Milstein
Name: Howard P. Milstein Title: Managing Partner